Exhibit G
PURCHASE AGREEMENT
Pricing Terms and Closing Arrangements
Seller: Lenovo IT Alliance Limited
Issuer (TICKER): Asialnfo (ASIA)
Common Shares of Issuer (the “Shares”): 500,000
Per Share Purchase Price: USD$30
Aggregate Purchase Price: USD$15,000,000
The Seller agrees with Goldman Sachs (Asia) L.L.C. (“Goldman Sachs”) that Seller shall sell and Goldman Sachs, acting as a “market maker” (as that term is used in Rule 144(f) under the US Securities Act of 1933, as amended (the “Securities Act”)), shall purchase the Shares on the terms and subject to the conditions set forth in this Agreement.
The closing will take place at 9.00 am (New York time) on the third business day following the date hereof (i.e., December 31, 2009) (the “Closing Time”).
Closing Conditions, Representations and Warranties and Indemnity
Goldman Sachs’ obligations to purchase the Shares under this Agreement are subject to the conditions specified in Annex I. The Seller shall (1) adhere to the lock-up undertaking and (2) indemnify Goldman Sachs, in each case to the extent specified in Annex I. The Seller makes the representations and warranties in Annex II.
If Goldman Sachs is unable to obtain from the Issuer’s transfer agent Shares in dematerialized form within thirty (30) days of the date hereof, then the Seller shall indemnify and hold harmless Goldman Sachs from and against all costs associated with such failure of dematerialization, including but not limited to Goldman Sachs’ costs of procuring an equivalent number of shares to satisfy any delivery obligations associated with any stock borrows undertaken by Goldman Sachs in connection with Goldman Sachs’ on-sale of the Shares to investors. Until such dematerialization occurs, Goldman Sachs may in its sole discretion retain the entire proceeds from the sale of the Shares, notwithstanding any other provision herein, and apply such proceeds towards satisfying the foregoing indemnification obligation. Further, such indemnification obligation shall not be subject to the limitation on the aggregate indemnification set forth in Annex I (or any other limitations or restrictions hereunder). The Seller shall use its best efforts to facilitate the dematerialization of the Shares as promptly as possible following the date hereof, and Goldman Sachs shall reasonably and promptly cooperate with the Seller to assist with such dematerialization.
Notices, Confidentiality, Rights of Third Parties, Governing Law and Counterparts
No statement, notice or waiver under, or amendment to, this Agreement shall be valid unless it is in writing and, in the case of amendments, executed by each party. Notices shall be delivered by facsimile or email as indicated below. Except to the extent required by applicable law or regulation, this Agreement and the transactions contemplated by it may not be disclosed to any third party or otherwise publicly referred to by the Seller prior to the Closing Time without the prior written consent of Goldman Sachs. The Seller undertakes to make all disclosures required under applicable laws and regulations in relation to the transactions contemplated herein.
This Agreement shall be binding upon, and inure solely to the benefit of, Goldman Sachs and the Seller and their respective successors and permitted assigns and, to the extent provided herein, their directors, officers, employees and controlling persons. Time shall be of the essence in this Agreement, and neither party may assign any of its rights or obligations under this Agreement to any other party except Goldman Sachs may assign its rights and obligations to Goldman, Sachs & Co. or Goldman Sachs International.
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the parties agree that the New York courts are the most appropriate and convenient courts to hear any dispute under or arising out of this Agreement and, accordingly, submit to the exclusive jurisdiction of such courts.
This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

GOLDMAN SACHS (ASIA) L.L.C.		LENOVO IT ALLIANCE LIMITED

By:		By:	/s/ Wong Wai Ming
	Name:		Name: Wong Wai Ming
	Title:		Title: Director
	Date:		Date: December 28, 2009
	Facsimile for Notices:		Facsimile for Notices: (852) 2219 9766
	Email for Notices:		Email for Notices:
	Attn:		Attn:

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Annex I
Conditions
The obligations of Goldman Sachs under this Agreement are subject to the conditions set forth below. Goldman Sachs may waive, in its sole discretion, any of these conditions by written notice to the Seller.
Accuracy of Seller’s representations and warranties. Each of the representations and warranties of Seller in this Agreement shall have been correct when given or made and shall remain correct in all material respects as if given and made at the Closing Time.
Share Delivery. Seller shall have delivered to Goldman Sachs one or more certificates representing the Shares together with duly executed and Medallion-guaranteed transfer documentation.
Instructions and Legal Opinion for Dematerialization. Seller shall have delivered to Goldman Sachs a copy of instructions from the Issuer to the Issuer’s transfer agent and a legal opinion from the Issuer’s inside counsel, in form and content reasonably acceptable to Goldman Sachs, instructing such transfer agent to register the transfer of such Shares in dematerialized form and expressing the view that registration of the Shares in dematerialized form is permitted under the Securities Act of 1933, as amended, and the transfer agent shall not have given any indication at such time that the Shares will not be eligible for dematerialization.
Indemnification
The Seller agrees to indemnify and hold harmless Goldman Sachs against any losses, claims, damages, demands or liabilities to which Goldman Sachs may become subject in so far as such losses, claims, damages or liabilities (or actions in respect thereof) relate to or arise out of any breach or alleged breach of the terms of this Agreement by the Seller or as a result of any of the representations and warranties of the Seller being, or being alleged to be, untrue or misleading in any material respect; provided, however, that the aggregate indemnification liability of the Seller (for the avoidance of doubt, without prejudice to any other contractual remedies) shall not exceed the net proceeds received by the Seller from the sale of the Shares sold pursuant to this Agreement. The indemnification obligations of the Seller for alleged breaches shall apply only to breaches alleged by an unaffiliated third party in a written complaint filed in a court of competent jurisdiction, and only if the causes of action related to such alleged breach are not dismissed by such court within 365 days thereafter. This indemnity shall not, however, apply to the extent that it is finally judicially determined that such losses, claims, damages or liabilities resulted primarily from Goldman Sachs’ gross negligence or willful misconduct. The indemnification obligations of the Seller are in addition to any liability the Seller may otherwise have and shall extend, upon the same terms and conditions, to the directors, officers, employees and controlling persons of Goldman Sachs. The indemnification obligations of the Seller shall survive termination of this Agreement.
Lock Up
During the period ending 30 days after the date of this Agreement neither Seller nor any of its affiliates will, or will cause any other person to, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any Shares or depositary receipts representing Shares or any other securities of the Issuer which are substantially similar to Shares or any securities convertible into, exchangeable for or representing the right to receive any of the foregoing securities or enter into any options or derivatives, cash settled or otherwise, or other transactions relating to the foregoing or having similar economic effect.

Annex II
Representations & Warranties
The Seller represents and warrants to, and agrees with, Goldman Sachs that:
This is a valid and binding agreement. This Agreement has been duly authorised, executed and delivered by the Seller and constitutes a valid and legally binding agreement of the Seller.
Seller has all necessary approvals to sell the Shares. All consents, orders, approvals, and other authorisations, whether governmental, corporate or other, necessary for the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby have been obtained or made and are in full force and effect.
The sale does not conflict the Seller’s other agreements or applicable laws. The compliance by the Seller with all of the provisions of this Agreement will not conflict with, result in a breach or violation of, or constitute a default under: (A) any agreement or instrument to which the Seller is a party or by which it or any of its properties or assets is bound; or (B) any statute, rule or regulation applicable to, or any order of any court or governmental agency with jurisdiction over, the Seller, its assets or its properties.
Seller will transfer good and valid title to the Shares. The Seller has good and valid title to the Shares free and clear of liens, encumbrances, equities or claims; and upon delivery of the Shares to Goldman Sachs against payment pursuant to this Agreement, good and valid title to the Shares, free and clear of liens, encumbrances, equities or claims, will pass to Goldman Sachs.
The Seller has not manipulated the price of any of the Issuer’s securities. Neither the Seller nor anyone acting on its behalf has made or will make bids for, or purchases of, or attempts to induce any person to bid for or purchase any common shares of the Issuer or any other securities that may be converted, exchanged or exercised into (or which, under the terms of the subject security, may in whole or in significant part determine the value of) the common shares of the Issuer during the applicable “restricted period”, as such term is defined under Regulation M under the Securities Act.
The Seller is not violating insider trading laws. The undersigned is not aware of any material non-public information regarding the Issuer or the Shares.
US representations and warranties.
(a) No registration of the Shares is required under the Securities Act for the transactions contemplated hereby. The Seller has held the Shares for more than 6 months preceding the date hereof.
(b) The undersigned has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy shares of the Issuer in anticipation of or in connection with any proposed sale of the Shares. The Seller did not acquire the Shares and is not entering this transaction for the purpose of avoiding the registration requirements of the Securities Act.
(c) The Issuer has securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), has been subject to the reporting requirements of Section 13 of the Exchange Act for a period of at least 90 days immediately preceding the date of this Agreement and has, to the knowledge of the Seller, filed all the reports required to be filed thereunder during the 12 months preceding the date of this Agreement (other than reports on Form 8-K).
(d) The aggregate of the Shares and of any other securities whose sales are required under Rule 144 to be aggregated with the sales of Shares by or for the Seller during the preceding three months will not exceed the greater of (i) 1% of the outstanding number of common shares of the Issuer as shown by the most recent report or statement published by the Issuer, or (ii) the average reported weekly volume of trading in the Issuer’s common shares during the four calendar weeks preceding the date hereof.
(e) The Seller shall, on the date of this Agreement and no later than 10:00pm (New York time) on such date, deposit in the U.S. mail, first class postage paid, addressed to and for filing with, the United States Securities and Exchange Commission at its principal office in Washington, D.C. three copies of a notice on Form 144 in relation to the sale of the Rule 144 Shares hereunder duly signed by the Seller and contemporaneously transmit one copy of such notice to (a) the NASDAQ Stock Market in accordance with its rules and (b) Goldman Sachs by facsimile or email.
The Seller undertakes to notify Goldman Sachs in writing as soon as practicable if any of its representations or warranties was not correct when made or ceases to be correct prior to the Closing Time.